EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-87661, 333-108298, 333-154850, 333-199637) of John B. Sanfilippo & Son, Inc. of our report dated August 23, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 23, 2017